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NIKE, INC. REPORTS FISCAL 2021 THIRD QUARTER RESULTS

BEAVERTON, Ore., Mar. 18, 2021 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2021 financial results for its third quarter ended February 28, 2021.

•Third quarter reported revenues were $10.4 billion, up 3 percent compared to prior year and down 1 percent on a currency-neutral basis* led by Greater China reported revenue growth of 51 percent.
•NIKE Direct sales were $4.0 billion, up 20 percent on a reported basis, and up 16 percent on a currency-neutral basis.
•NIKE Brand digital sales increased 59 percent, or 54 percent on a currency-neutral basis, with strong double-digit increases in all geographies.
•North America reported revenue declined 10 percent due to supply chain challenges, including global container shortages and U.S. port congestion, impacting the flow of inventory and timing of wholesale shipments.
•Gross margin increased 130 basis points to 45.6 percent.
•Diluted earnings per share for the quarter was $0.90.

“NIKE continues to deeply connect with consumers all over the world driven by our strong competitive advantages,” said John Donahoe, President & CEO, NIKE, Inc. “Our strategy is working, as we accelerate innovation and create the seamless, premium marketplace of the future. I’ve never been more confident in our leadership and teams to operate with agility in a dynamic environment.”**

Our third quarter revenue performance was impacted by disruption related to the COVID-19 pandemic, particularly in North America and EMEA. North America revenues declined 11 percent on a currency-neutral basis, largely driven by global container shortages and U.S. port congestion, which delayed the flow of inventory in the third quarter by more than three weeks, impacting timing of wholesale shipments, and partially offset by NIKE Direct growth of 15 percent. EMEA physical retail sales declined, as 45 percent of NIKE-owned stores experienced mandatory COVID-19 related closures for the last two months of the quarter, however this was partially offset by digital sales, which increased 60 percent. Today, approximately 65 percent of stores in EMEA are open or operating on reduced hours. Greater China revenues increased 42 percent on a currency-neutral basis, which reflects strong double-digit growth versus the third quarter of fiscal year 2019 as we annualize the impact of COVID-19, as well as continued strong digital sales growth of 44 percent versus prior year.

“NIKE's brand momentum is as strong as ever and we are driving focused growth against our largest opportunities,” said Matt Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. “We continue to see the value of a more direct, digitally-enabled strategy, fueling even greater potential for NIKE over the long term.”**

Third Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 3 percent to $10.4 billion compared to the prior year, down 1 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $9.8 billion, a decrease of 2 percent to prior year on a currency-neutral basis, primarily due to declines in our wholesale business caused by timing of shipments due to global container shortages and port congestion delays in the U.S. and mandatory store closures in Europe, which were partially offset by double-digit growth in NIKE Brand Digital and the Jordan Brand.
◦Revenues for Converse were $570 million, up 8 percent on a currency-neutral basis, led by strong digital performance in North America and Europe.
•Gross margin increased 130 basis points to 45.6 percent, driven by higher full-price product margins due in part to Geography mix, and favorable NIKE Digital mix, partially offset by lower rates in NIKE Direct as we continue to manage inventory levels due to COVID-19 as well as unfavorable changes in foreign currency exchange rates.
•Selling and administrative expense decreased 7 percent to $3.0 billion.
◦Demand creation expense was $711 million, down 18 percent, primarily due to lower advertising and marketing expense for brand events and our retail operations.
◦Operating overhead expense decreased 3 percent to $2.3 billion, primarily due to lower wage related costs, continued disciplined expense management and lower bad debt expense, partially offset by continued investments in digital capabilities to support the Consumer Direct Acceleration strategy.
•The effective tax rate was 11.4 percent compared to 3.9 percent for the same period last year, due to decreased benefits from discrete items and a shift in the proportion of earnings taxed in the U.S., in part due to the impact of the COVID-19 pandemic.
•Net income was $1.4 billion, up 71 percent, and Diluted earnings per share was $0.90, increasing 70 percent, as the prior year included a $0.25 non-cash charge associated with the Company’s committed transition to a strategic distributor model in South America.

February 28, 2021 Balance Sheet Review

•Inventories for NIKE, Inc. were $6.7 billion, up 15 percent compared to the prior year period, largely driven by higher in-transit inventory in North America due to U.S. port congestion and temporary store closures in EMEA.
•Cash and equivalents and short-term investments were $12.5 billion, $9.3 billion higher than last year, primarily due to proceeds from a corporate bond issuance in the fourth quarter of last year and positive free cash flow, partially offset by cash dividends.

Shareholder Returns

NIKE continues a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 19 consecutive years of increasing dividend payouts. In the third quarter, the Company paid dividends of $434 million to shareholders, up 14 percent from the prior year.

During its FY20 fourth quarter, the Company temporarily suspended share repurchase activity in March to maximize liquidity during the COVID-19 pandemic. Prior to the temporary suspension of the share repurchase program, a total of 45.2 million shares had been repurchased under the program for approximately $4.0 billion. The Company expects to resume share repurchases under its existing share repurchase program in the fourth quarter of fiscal 2021.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 18, 2021, to review fiscal third quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, April 8, 2021.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(In millions, except per share data)	2/28/2021	2/29/2020	Change	2/28/2021	2/29/2020	Change
Revenues	$10,357	$10,104	3%	$32,194	$31,090	4%
Cost of sales	5,638	5,631	0%	17,887	17,202	4%
Gross profit	4,719	4,473	5%	14,307	13,888	3%
Gross margin	45.6%	44.3%		44.4%	44.7%

Demand creation expense	711	870	-18%	2,117	2,769	-24%
Operating overhead expense	2,330	2,413	-3%	7,166	7,166	0%
Total selling and administrative expense	3,041	3,283	-7%	9,283	9,935	-7%
% of revenues	29.4%	32.5%		28.8%	32.0%

Interest expense (income), net	64	12	—	199	39	—
Other (income) expense, net	(22)	297	—	18	223	—
Income before income taxes	1,636	881	86%	4,807	3,691	30%
Income tax expense	187	34	450%	589	362	63%
Effective tax rate	11.4%	3.9%		12.3%	9.8%

NET INCOME	$1,449	$847	71%	$4,218	$3,329	27%

Earnings per common share:
Basic	$0.92	$0.54	70%	$2.68	$2.13	26%
Diluted	$0.90	$0.53	70%	$2.62	$2.09	25%

Weighted average common shares outstanding:
Basic	1,578.0	1,556.3		1,570.9	1,559.8
Diluted	1,616.9	1,591.6		1,607.3	1,594.6

Dividends declared per common share	$0.275	$0.245		$0.795	$0.710

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28,	February 29,	% Change
(Dollars in millions)	2021	2020
ASSETS
Current assets:
Cash and equivalents	$8,516	$2,863	197%
Short-term investments	4,012	319	1,158%
Accounts receivable, net	3,669	4,473	-18%
Inventories	6,693	5,807	15%
Prepaid expenses and other current assets	1,810	2,282	-21%
Total current assets	24,700	15,744	57%
Property, plant and equipment, net	4,958	4,783	4%
Operating lease right-of-use assets, net	3,149	2,907	8%
Identifiable intangible assets, net	271	275	-1%
Goodwill	242	223	9%
Deferred income taxes and other assets	2,865	2,288	25%
TOTAL ASSETS	$36,185	$26,220	38%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$4	-100%
Notes payable	4	9	-56%
Accounts payable	2,257	2,221	2%
Current portion of operating lease liabilities	470	422	11%
Accrued liabilities	5,907	5,356	10%
Income taxes payable	256	268	-4%
Total current liabilities	8,894	8,280	7%
Long-term debt	9,412	3,463	172%
Operating lease liabilities	2,964	2,758	7%
Deferred income taxes and other liabilities	2,984	2,674	12%
Redeemable preferred stock	—	—	—
Shareholders’ equity	11,931	9,045	32%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$36,185	$26,220	38%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2021	2/29/2020	Change		2/28/2021	2/29/2020	Change
North America
Footwear	$2,382	$2,628	-9%	-9%	$7,851	$7,723	2%	2%
Apparel	1,087	1,228	-11%	-12%	3,580	4,076	-12%	-12%
Equipment	95	123	-23%	-22%	364	455	-20%	-20%
Total	3,564	3,979	-10%	-11%	11,795	12,254	-4%	-4%
Europe, Middle East & Africa
Footwear	1,606	1,711	-6%	-11%	5,139	5,005	3%	-1%
Apparel	898	889	1%	-4%	2,973	2,655	12%	8%
Equipment	105	109	-4%	-6%	365	359	2%	0%
Total	2,609	2,709	-4%	-9%	8,477	8,019	6%	2%
Greater China
Footwear	1,614	1,075	50%	41%	4,432	3,486	27%	23%
Apparel	616	400	54%	44%	1,775	1,428	24%	20%
Equipment	49	31	58%	53%	150	118	27%	24%
Total	2,279	1,506	51%	42%	6,357	5,032	26%	22%
Asia Pacific & Latin America
Footwear	903	963	-6%	-7%	2,652	2,890	-8%	-5%
Apparel	365	388	-6%	-8%	1,098	1,154	-5%	-2%
Equipment	47	63	-25%	-26%	135	183	-26%	-23%
Total	1,315	1,414	-7%	-8%	3,885	4,227	-8%	-5%
Global Brand Divisions[2]	6	8	-25%	-32%	18	24	-25%	-27%
TOTAL NIKE BRAND	9,773	9,616	2%	-2%	30,532	29,556	3%	2%
Converse	570	506	13%	8%	1,609	1,541	4%	2%
Corporate[3]	14	(18)	—	—	53	(7)	—	—
TOTAL NIKE, INC. REVENUES	$10,357	$10,104	3%	-1%	$32,194	$31,090	4%	2%

TOTAL NIKE BRAND
Footwear	$6,505	$6,377	2%	-1%	$20,074	$19,104	5%	4%
Apparel	2,966	2,905	2%	-1%	9,426	9,313	1%	0%
Equipment	296	326	-9%	-11%	1,014	1,115	-9%	-9%
Global Brand Divisions[2]	6	8	-25%	-32%	18	24	-25%	-27%
TOTAL NIKE BRAND REVENUES	$9,773	$9,616	2%	-2%	$30,532	$29,556	3%	2%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2021	2/29/2020	Change	2/28/2021	2/29/2020	Change
North America	$970	$937	4%	$3,295	$2,912	13%
Europe, Middle East & Africa	533	575	-7%	1,885	1,694	11%
Greater China	973	556	75%	2,552	1,919	33%
Asia Pacific & Latin America	408	387	5%	1,112	1,105	1%
Global Brand Divisions[2]	(852)	(895)	5%	(2,546)	(2,624)	3%
TOTAL NIKE BRAND[1]	2,032	1,560	30%	6,298	5,006	26%
Converse	150	96	56%	405	324	25%
Corporate[3]	(482)	(763)	37%	(1,697)	(1,600)	-6%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,700	893	90%	5,006	3,730	34%
Interest expense (income), net	64	12	—	199	39	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,636	$881	86%	$4,807	$3,691	30%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income tax expense. Total NIKE Brand EBIT and Total NIKE, Inc. EBIT are considered non-GAAP financial measures and are being provided as management believes this additional information should be considered when assessing the Company’s underlying business performance and trends. References to EBIT should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. For the three and nine months ended February 28, 2021, Corporate included non-recurring employee termination and related costs associated with the previously announced leadership and operating model changes.